Exhibit 21.1

Subsidiaries of Eyeblaster, Inc.

NAME	Jurisdiction of Incorporation/Organization
Eyeblaster Ltd.	Israel

Subsidiaries of Eyeblaster Ltd.

NAME	Jurisdiction of Incorporation/Organization
Eyeblaster, LTD.	United Kingdom
Eyeblaster Propaganda Digital DO Brazil LTDA	Brazil
Eyeblaster Mexico SA DE C.V.	Mexico

Subsidiaries of Eyeblaster, LTD.

NAME	Jurisdiction of Incorporation/Organization
Eyeblaster SARL	France
Eyeblaster Pty. Ltd.	Australia
Eyeblaster GmbH	Germany
Eyeblaster Spain S.L.	Spain
Eyeblaster Limited	Hong Kong